                                                                    EXHIBIT 12.1

                             AMKOR TECHNOLOGY, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        (IN THOUSANDS EXCEPT RATIO DATA)



                                                                           YEAR ENDED DECEMBER 31,
                                                    -------------------------------------------------------------------
                                                       1997           1998          1999          2000           2001
                                                    ---------      ---------     ---------     ---------      ---------
Earnings
   Income before income taxes and equity in
      income (loss) of investees ..............     $  61,006      $ 100,735     $ 105,288     $ 197,429      $(429,950)

   Interest expense ...........................        37,993         25,860        61,803       127,027        152,067

   Amortization of debt issuance costs ........            --          1,217         3,466         7,013         22,321

   Interest portion of rent ...................         2,236          2,584         3,481         4,567          7,282

   Less (earnings) loss of affiliates .........          (512)            --         2,622            --             --
                                                    ---------      ---------     ---------     ---------      ---------

                                                    $ 100,723      $ 130,396     $ 176,660     $ 336,036      $(248,280)
                                                    =========      =========     =========     =========      =========

Fixed Charges
   Interest expense ...........................        37,993         25,860        61,803       127,027        152,067

   Amortization of debt issuance costs ........            --          1,217         3,466         7,013         22,321

   Interest portion of rent ...................         2,236          2,584         3,481         4,567          7,282
                                                    ---------      ---------     ---------     ---------      ---------

                                                    $  40,229      $  29,661     $  68,750     $ 138,607      $ 181,670
                                                    =========      =========     =========     =========      =========

Ratio of earnings to fixed charges ............          2.5x           4.4x          2.6x          2.4x         --x(1)
                                                    =========      =========     =========     =========      =========


(1) The ratio of earnings to fixed charges was less than 1:1 for the year ended December 31, 2001. In order to achieve a ratio of earnings to fixed charges of 1:1, we would have had to generate an additional $430.0 million of earnings during the year ended December 31, 2001.